Exhibit (e)(10)
MERIDIAN GOLD INC.
2007 SHARE INCENTIVE PLAN
1.	Purpose of the Plan
The Meridian Gold Inc. 2007 Share Incentive Plan provides for the acquisition of Common Shares by Participants for the purpose of advancing the interests of the Company through the motivation, attraction and retention of key employees (including prospective employees) and directors of the Company and the Designated Affiliates and to secure for the Company and the shareholders of the Company the benefits inherent in the ownership of Common Shares by key employees and directors of the Company and its Designated Affiliates, it being generally recognized that share incentive plans can aid in attracting, retaining and encouraging employees and directors due to the opportunity offered to them to acquire a proprietary interest in the Company.
2.	Definitions
Unless otherwise defined herein, the following terms used in this Plan have the meaning given to them below:
“Associate” has the meaning given to it in the Securities Act (Ontario), as amended from time to time;

“Award” means an award (other than an Option) made pursuant to the Plan, as provided in Section 4;

“Award Agreement” means a written document by which each Award is evidenced;

“Blackout Period” means an interval of time during which (i) the trading guidelines of the Company, as amended from time to time, restrict one or more Participants from trading in securities of the Corporation or (ii) the Corporation has determined that one or more Participants may not trade any securities of the Corporation;

“Blackout Period Expiry Date” means the date on which a Blackout Period expires;

“Board” and “Board of Directors” mean the board of directors of the Company;

“Certificate” means a share certificate (or other appropriate document or indicia of ownership) representing Common Shares of the Company;

“Change of Control” means (a) the acquisition by any individual, entity or group of beneficial ownership of more than 30% of the outstanding voting shares of the Company, (b) upon the individual directors (“Incumbents”) on the board of directors on the Date of Grant ceasing to constitute a majority of the board (save and except that for the purposes hereof, any individual(s) elected or appointed as directors whose nomination is approved by a majority of the Incumbent Directors shall be considered to be an Incumbent), or (c) the consummation of a corporate merger, amalgamation, or arrangement or the sale or disposition of substantially all of the assets of the Company which the Committee determines has or will result in a change of control of the Company;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

“Committee” means the compensation committee appointed by the Board of Directors to administer this Plan. All references in this Plan to the Committee means the Board of Directors if no such compensation committee has been appointed;

“Common Shares” means the Common Shares of the Company or, in the event of an adjustment contemplated in Section 11, such other shares to which a Participant may be entitled as a result of such adjustment;

“Company” means Meridian Gold Inc., any successor of it, and where the context so requires, any subsidiary of Meridian Gold Inc.;

“Consultant” means an individual, other than an Eligible Employee of the Company, that:
(i)	is engaged to provide ongoing consulting, technical, management or other services on a bona fide basis to the Company or to a subsidiary of the Company under a Consulting Contract; and

(ii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or a subsidiary of the Company;
“Consulting Contract” means a written contract between a Consultant (or a company or partnership of which the individual Consultant is an employee or a shareholder or partner) and the Company, governing the terms with respect to the provision of the Consultant’s services to the Company;

“Date of Grant” means the date a Participant is granted an Option or Award;

“Designated Affiliate” means the affiliates of the Company designated by the Committee for purposes of the Plan from time to time;

“Directors” shall mean the directors of the Company from time to time;

“Eligible Directors” shall mean the Directors or the directors of any Designated Affiliate from time to time;

“Eligible Employees” shall mean employees and officers, whether Directors or not, and including both full-time and part-time employees, of the Company or any Designated Affiliate;

“Employment Contract” means any contract between the Company or any Designated Affiliate and any Eligible Employee, Eligible Director or Other Participant relating to, or entered into in connection with, the employment of the Eligible Employee, the appointment or election of the Eligible Director or the engagement of the Other Participant or any other agreement to which the Company or a Designated Affiliate is a party with respect to the rights of such Participant in respect of a change in control of the Company or the termination of employment, appointment, election or engagement of such Participant;

“Disability” for purposes of this Plan means permanent and total disability as determined in the sole discretion of the Committee;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Exercise Date” means the date the Company receives from a Participant a completed notice of exercise contemplated by Section 8(f), together with payment for the Option Shares being purchased;

“Fair Market Value” means, with respect to a Common Share on any day, the weighted average trading price of the Common Shares on the Stock Exchange for the previous five days prior to the date in question, provided that, if no sales of Common Shares were made on the Stock Exchange on such dates, the weighted average trading price of the Common Shares as reported for the five most recent preceding days on which sales of Common Shares were made on the Stock Exchange;

“Incentive Stock Option” has the meaning given to it in Section 8(g);

“Insider” means:
(i)	an insider of the Company as defined in the Securities Act (Ontario), as amended from time to time, other than a person who falls within such definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(ii)	an Associate of any person who is an insider by virtue of clause (i) of this definition;
“Market Price” has the meaning given to it in the Regulation to the Securities Act (Ontario), as amended from time to time;

“NYSE” means the New York Stock Exchange;

“Option” means a non-assignable, non-transferable right to purchase Common Shares granted pursuant to, or governed by the Share Option Plan;

“Optionee” shall mean a Participant to whom an Option has been granted pursuant to the Share Option Plan;

“Option Agreement” means a written document by which each Option is evidenced;

“Option Period” means the period set forth in Section 8(b) during which a Participant may purchase Option Shares (provided, however, that the Option Period may not exceed ten years from the relevant Date of Grant);

“Option Price” means the price per share at which a Participant may purchase Option Shares as fixed by the Committee;

“Option Shares” means the Common Shares which a Participant is entitled to purchase pursuant to Options granted pursuant to the Share Option Plan;

“Other Awards Plan” means the other awards plan described in Section 9 hereof;

“Other Participants” shall mean any person or Company engaged to provide ongoing management or consulting services for the Company or a Designated Affiliate, or any employee of such person or Company, other than an Eligible Director or an Eligible Employee;

“Participant” with respect to the Share Option Plan and Other Awards Plan shall mean each Eligible Director, Eligible Employee, Consultant and any Other Participant;

“Plan” means this share incentive plan which includes the Share Option Plan and the Other Awards Plan, as amended from time to time;

“Share Compensation Arrangement” means a stock option, stock option plan or any other compensation or incentive mechanism involving the issue or potential issue of securities of the Company to one or more Other Participants, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guaranty or otherwise;

“Share Option Plan” means the share option plan described in Section 8 hereof;

“Stock Exchange” means The Toronto Stock Exchange; and

“Restricted Officers” means the Chief Executive Officer of the Company and the four highest compensated officers (other than the Chief Executive Officer) as defined in (United States) Treasury Regulation 1.1 62-27(c)(2).

3.	Eligibility
Participation in this Plan shall be limited to Participants who are designated from time to time by the Committee. Participation shall be voluntary and the extent to which any Participant shall be entitled to participate in this Plan shall be determined by the Committee.
4.	Types of Awards Under Plan
Grants under the Plan may be made in the form of Options or Awards, which Awards may include the following: (i) share appreciation rights, (ii) restricted shares, (iii) restricted share units, (iv) performance shares and performance share units and (v) other equity-based or equity related awards that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.
5.	Number of Common Shares Available for Awards
(a)	Share Option Plan: The maximum number of Common Shares made available as Option Shares pursuant to the Share Option Plan shall be determined from time to time by the Committee but, in any case, shall not exceed 4,000,000 Common Shares in the aggregate (which shall include 3,043,022 Common Shares previously approved by shareholders pursuant to the 1999 Share Incentive Plan and reserved for issuance by the Toronto Stock Exchange).

(b)	Other Awards Plan: The maximum number of Common Shares made available as Awards pursuant to the Other Awards Plan (other than Options) shall be determined from time to time by the Committee but, in any case, shall not exceed 4,000,000 Common Shares in the aggregate (which shall include 571,382 Common Shares previously approved by shareholders pursuant to the 1999 Share Incentive Plan and reserved for issuance by the Toronto Stock Exchange).

(c)	The aggregate number of Common Shares which may be reserved for issuance pursuant to Awards granted under the Other Awards Plan to all of the Directors as a group shall not exceed 2% during any one year period.

(d)	Limits with respect to Insiders:
(i)	the aggregate number of Common Shares issuable under this Plan and any other Share Compensation Arrangement to Insiders shall not exceed 10% of the Common Shares then outstanding;

(ii)	Insiders shall not be issued, pursuant to this Plan and any other Share Compensation Arrangements, within any one year period, a number of Common Shares which exceeds 10% of the Common Shares then outstanding;
For purposes of this section, the number of Common Shares then outstanding shall mean the number of Common Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option, Award or issue of Common Shares, as the case may be, excluding Common Shares issued pursuant to Share Compensation Arrangements over the preceding one-year period.
6.	Agreements Evidencing Awards
Each Award and/or Option granted under this Plan shall be evidenced by a written document which shall contain such provisions and conditions as the Committee in its discretion deems appropriate. The Committee may grant Awards and Options in tandem with or, subject to pre-clearance with the Stock Exchange, in substitution for any other Award or Option granted under this Plan. By accepting an Award or Option pursuant to the Plan, a Participant thereby agrees that the Award or Option shall be subject to all of the terms and conditions of this Plan and the applicable Award or Option Agreement.
7.	No Rights as a Shareholder
No Participant shall have any of the rights of a shareholder of the Company with respect to Common Shares subject to such Award or Option until the issuance of a Certificate for such Common Shares. Except as otherwise provided in Section 11, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such Certificate is issued.
OPTION PLAN
8.	Options, Price, Vesting, Payment, Termination and Incentive Stock Options
(a)	A Share Option Plan is hereby established for the Eligible Directors, Eligible Employees, Consultants and Other Participants of the Plan.

(b)	The Committee shall advise each Participant of the number of Option Shares that such Participant is entitled to purchase, the Option Price, the Option Period (which may not exceed ten years from the relevant Date of Grant) and the vesting schedule.

(c)	Each Option granted to a Participant shall be evidenced by an Option Agreement setting out terms and conditions consistent with the provisions of the Plan, which terms and conditions need not be the same in each case and which terms and conditions may be changed from time to time.

(d)	The Committee shall fix the Option Price in its discretion, provided that:
(i)	the Option Price shall be fixed by the Committee in Canadian or U.S. dollars;

(ii)	if the Option Price is fixed in Canadian dollars, it shall be no less than the closing price of the Common Shares on the Stock Exchange on the trading day prior to the Date of Grant;

(iii)	if the Option Price is fixed in U.S. dollars, it shall be no less than the closing price of the Common Shares on the NYSE on the trading day prior to the Date of Grant;

(iv)	if the Common Shares are not listed on the Stock Exchange or the NYSE, the Option Price shall be determined based upon the trading prices of the Common Shares on any stock exchange in Canada or the United States on which the Common Shares are then listed on the trading day prior to the Date of Grant; and

(v)	if the Common Shares are not listed on any stock exchange in Canada or the United States, the Option Price shall be determined by the Committee in its sole discretion.
(e)	At the time of grant, the Committee may determine when an Option will become exercisable and may determine that the Option shall be exercisable in instalments on such terms as to vesting or otherwise as the Committee deems advisable. Unless otherwise determined by the Committee, Options will vest, as to one third of the Options granted, on each of the first, second and third anniversaries of the Date of Grant, provided that the Participant is an Eligible Employee, Eligible Director, Consultant or Other Participant at the time of vesting.

(f)	A Participant may from time to time and at any time during the Option Period, elect to purchase all or a portion of the Option Shares which such Participant is then entitled to purchase by delivering to the Company at its registered office, a notice in writing which shall specify the number of Option Shares that the Participant desires to purchase accompanied by payment in full of the purchase price for such Option Shares. Payment may be made by cash, certified cheque, bank draft or money order, payable to the order of the Company, or if permitted by the Committee, by means of tendering Common Shares valued at the Market Price or as otherwise required by applicable law, or surrendering another Award, subject to pre-clearance with the Stock Exchange, or any combination thereof. The Committee may otherwise determine acceptable methods to exercise an Option as it deems appropriate.

(g)	An Option may be in the form of an incentive stock option (“Incentive Stock Option”), which, in addition to being subject to the applicable terms, conditions, and limitations established by the Committee with respect to Options, complies with section 421, 422 and 424 of the Code, and which is so designated in the applicable Option Agreement. No Incentive Stock Option shall be granted more than ten years after the date of this Plan. Incentive Stock Options may be granted only to Participants who are Eligible Employees.

(h)	An Option may be exercised by the Optionee in whole at any time, or in part from time to time, during the Option Period, provided however that, except as otherwise specifically provided in any Employment Contract, no Option may be exercised unless the Optionee at the time of exercise thereof is:
(i)	in the case of an Eligible Employee, an officer of the Company or a Designated Affiliate or in the employment of the Company or a Designated Affiliate and has been continuously an officer or so employed since the date of the grant of such Option, provided however that a leave of absence with the approval of the Company or such Designated Affiliate shall not be considered an interruption of employment for purposes of the Share Option Plan;

(ii)	in the case of an Eligible Director who is not also an Eligible Employee, a director of the Company or a Designated Affiliate and has been such a director continuously since the date of the grant of such Option; and

(iii)	in the case of an Other Participant, engaged, directly or indirectly, in providing ongoing management or consulting services for the Company or a Designated Affiliate and has been so engaged since the date of the grant of such Option.
(i)	Notwithstanding the expiration provisions hereof, the expiration date of an Option will be the date fixed by the Board with respect to such Option unless such expiration date falls within a Blackout Period or within two days after a Blackout Period Expiry Date, in which case the expiration date of the Option will be the date which is ten Business Days after the Blackout Period Expiry Date.

(j)	The obligation of the Company to issue and deliver any Common Shares in accordance with the Share Option Plan shall be subject to any necessary approval of any stock exchange or regulatory authority having jurisdiction over the securities of the Company. If any Common Shares cannot be issued to any Participant upon the exercise of an Option for whatever reason, the obligation of the Company to issue such Common Shares shall terminate and any exercise price paid to the Company in respect of the exercise of such Option shall be returned to the Participant.
OTHER AWARDS PLAN
9.	Other Awards, Vesting, etc.
(a)	The Other Awards Plan is hereby established for Eligible Directors, Eligible Employees, Consultants and Other Participants. The Committee shall advise each Participant of the type and number of Awards that such Participant is entitled to, the terms of such Award (which may not exceed ten years from the relevant Date of Grant) and the vesting schedule, if applicable, of such Award.

(b)	Each Award granted to a Participant shall be evidenced by an Award Agreement setting out terms and conditions consistent with the provisions of the Plan, which terms and conditions need not be the same in each case and which terms and conditions may be changed from time to time.
(i)	Share Appreciation Rights

The Committee may grant share appreciation rights to Participants in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion. The grantee of a share appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a Common Share on the date of exercise of the share appreciation right, over (b) the exercise price of such right as set forth in the Award Agreement, multiplied by (c) the number of Common Shares with respect to which the share appreciation right is exercised. Payment upon exercise of a share appreciation right may be in cash, Common Shares (valued at Fair Market Value), or any combination thereof, all as the Committee shall determine in its discretion.

(ii)	Restricted Shares

The Committee may grant Awards of restricted shares to Participants in such amounts and subject to such terms and conditions as the Committee may determine in its discretion, as follows:
A.	At the time of the grant, the Committee may determine when a restricted share will become vested and may determine that the restricted share shall be vested in instalments on such terms as the Committee deems advisable. Unless otherwise provided by the Committee, restricted shares will vest as to one third of the restricted shares granted, on each of the first, second and third anniversaries of the Date of Grant, provided that the Participant is an Eligible Employee, Eligible Director, Consultant or Other Participant at the time of vesting.

B.	Promptly after a Participant accepts an Award of restricted shares and executes an Award Agreement, the Company shall issue in the Participant’s name a Certificate for the number of Common Shares granted as restricted shares. Upon the issuance of such Certificate, the Participant shall have the rights of a shareholder with respect to the restricted shares, subject to any restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement. Unless the Committee shall otherwise determine, any Certificate issued evidencing Common Shares which are restricted shares shall remain in the possession of the Company or its designated agent until such Common Shares are free of any restrictions specified in the applicable Award Agreement.

C.	Notwithstanding the restrictions on transfer and assignment of Awards provided in section 13 of this Plan, the Committee at the time of grant may specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the non-transferability of the restricted shares shall lapse.
(iii)	Restricted Share Units

The Committee may grant Awards of restricted share units to Participants in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion. A Participant who is granted a restricted share unit will have only the rights of a general unsecured creditor of the Company until payment of Common Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the payment date, the Participant of each restricted share unit not previously forfeited under the terms of the applicable Award Agreement shall receive Common Shares, cash, securities or other property equal in value to the Common Shares or a combination thereof, as specified by the Committee.

(iv)	Performance Shares and Performance Share Units

The Committee may grant Awards of performance shares to Participants in the form of (a) Common Shares or (b) performance share units having a value equal to an identical number of Common Shares, in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion. A Participant who is granted a performance share unit will have only the rights of a general unsecured creditor of the Company until payment of Common Shares, cash or other securities or property is made as specified in the applicable Award Agreement. In the event that a Certificate is issued in respect of an Award of performance shares, such Certificate shall be registered in the name of the Participant but shall be held by the Company or its designated agent until the time the performance shares are earned in accordance with the terms of the grant. The Committee shall determine in its sole discretion whether performance shares and performance share units shall be paid in Common Shares, cash, securities or other property, or a combination thereof.

(v)	Other Equity-Based Awards

The Committee may grant other types of equity-based or equity-related Awards to Participants (including the grant of unrestricted Common Shares) in such amounts and subject to such terms and conditions as the Committee shall in its discretion determine. Such Awards may entail the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of foreign jurisdictions.
10.	Withholding of Tax
If the Company determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount as a condition of the issuance of any Common Shares pursuant to any Awards or Options, the Company may, prior to and as a condition of issuing the Common Shares, require the Participant to pay to the Company, in addition to and in the same manner as the purchase price for the Common Shares, such amount as the Company is obliged to remit to such taxing authority in respect of the issuance of the Common Shares. Any such additional payment shall, in any event, be due no later than the date as of which any amount with respect to the issuance of the Common Share exercise must be remitted by the Company to such taxing authority. Payment may be in cash or, with the prior approval of and upon conditions established by the Committee, by withholding or tendering of Common Shares, valued at the closing trading price of the Common Shares on the Stock Exchange for the previous day prior to the date in question.

11.	Adjustment in Shares
(a)	The number of Common Shares subject to this Plan, the number of Common Shares available under Awards or Options granted and the Option Price and/or cash value allocated to Awards shall be adjusted from time to time, in such manner and by such procedure deemed appropriate by the Committee, to reflect adjustments in the number of Common Shares arising as a result of subdivision, stock dividends, consolidations or reclassification of the Common Shares or other relevant changes in the authorized or issued capital of the Company.

(b)	If the Company amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Common Share receivable on the vesting of an Award or exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger if the Participant had been vested in the Award or exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation or merger and, in the case of Options, the Option Price shall be adjusted appropriately by the Committee and such adjustment shall be binding for all purposes of the Plan.

(c)	In the event of a change in the Company’s currently authorized Common Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Common Shares within the meaning of the Plan.

(d)	In the event of any other change affecting the Common Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to properly reflect such event.

(e)	No fractional Common Shares shall be issued on the vesting of an Award or the exercise of Option. Accordingly, if, as a result of any adjustment under this Section 11, a Participant would become entitled to a fractional Common Share, the Participant shall have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.
12.	Required Consents
(a)	If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award or Option, the issuance of Common Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b)	The term “consent” as used herein with respect to any plan action includes (i) any and all listings, registrations or qualifications in respect thereof upon any stock exchange or under any applicable law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency having jurisdiction.
13.	Transfer and Assignment
Except to the extent otherwise provided in the applicable Award or Option Agreement, no Award or Option or right granted to any person under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution in accordance with Section 14, and all such Awards, Options and rights shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Notwithstanding the immediately preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award (other than Options) to any person or entity that the Committee so determines.
14.	Effect of Death.
If a Participant or, in the case of an Other Participant which is not an individual, the primary individual providing services to the Company or Designated Affiliates on behalf of the Other Participant, shall die, any Option or Award that would have vested within 12 months after the date of such death of the Participant or Other Participant shall immediately vest notwithstanding Sections 8(e) and 9(b)(ii)(A), respectively, and such Options shall be exercisable and such Awards shall vest in whole or in part only by the person or persons to whom the rights of the Optionee or Award holder under the Option or Award shall pass by the will of the Optionee or Award holder or the laws of descent and distribution for a period of six months (or such other period of time as is otherwise provided in an Employment Contract) after the date of death of the Optionee or Award holder or prior to the expiration of the Option Period in respect of the Option, whichever is sooner, and then only to the extent that such Optionee or Award holder was entitled to exercise the Option or Award at the date of the death of such Optionee or Award holder in accordance with Section 8(h) and Section 21 of this Plan.
15.	Employment and Board Position Non-Contractual
The granting of an Award or Option to a Participant under this Plan does not confer upon the Participant any right to continue as an Eligible Employee, Eligible Director, Consultant or Other Participant, as the case may be, nor does it interfere in any way with the right of the Participant or the Company to terminate the Participant’s employment or a Consulting Contract at any time, or the shareholders’ right to elect or remove Directors.
16.	Code Section 162(m) Provisions Applicable to Restricted Officers
Options and Awards under this Plan to Restricted Officers are intended to come within the exception to the non-deductibility of compensation exceeding $1,000,000 for qualified performance-based compensation under Treasury Regulation 1.162-27(e), unless otherwise provided in the Option or Award Agreement. Any ambiguities or inconsistencies in the construction of this Plan shall be interpreted to give effect to this intention, and if any provision of the Plan is found not to be in compliance with such Regulation, such provision shall be null and void to the extent required to permit the Option or Award to be considered qualified performance-based compensation. Therefore, notwithstanding anything in this Plan to the contrary, the requirements of Treasury Regulation Section 1.162-27(e) for qualified performance-based compensation further limits Options or Awards intended to meet the requirements of Code Section 162(m).
17.	Administration of Plan
(a)	The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary or desirable in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Company. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made. The appropriate officers of the Company are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary or desirable for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Company.

(b)	Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors.

(c)	The day-to-day administration of this Plan may be delegated to such officers and employees as the Committee shall determine.

(d)	To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, all actions relating to Options and Awards to persons subject to Section 16 of the Exchange Act shall be taken by the Board or a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Exchange Act Rule 16b-3. To the extent required for compensation realized from Options or Awards under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, such Options or Awards may be granted by a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m).
18.	Change of Control
Upon a Change of Control, anything in this Plan to the contrary notwithstanding, every Option and Award granted hereunder shall immediately become exercisable.
19.	Notices
All written notices to be given by the Participant to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:

Meridian Gold Inc. Suite 200 9670 Gateway Drive Reno, NV 89521-8997

Attention: Chief Financial Officer
Any notice given by the Participant pursuant to the terms of the Option or Award shall not be effective until actually received by the Company at the above address. Any notice to be given to the Participant shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Participant on the records of the Company and shall be effective seven days after mailing.
20.	Corporate Action
Nothing contained in this Plan or any Option or Award granted shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or on any Option or Award granted.
21.	Termination of Options and Awards under the Plan
(a)	If (X) a Participant’s employment with the Company terminates, whether for or without cause and whether with or without reasonable notice, or (Y) a Participant who is an Eligible Director, Consultant or Other Participant ceases to be an Eligible Director, Consultant or Other Participant, as the case may be, due to:
(i)	(A) normal retirement under the Company’s then existing policies; (B) early retirement at the request of the Company; (C) death; or (D) Disability, then there shall be immediate vesting upon the effective date such employment is terminated or a Participant who is an Eligible Director, Consultant or Other Participant ceases to be an Eligible Director, Consultant or Other Participant, as the case may be (and not at the date any period of reasonable notice would expire in the case of termination by the Company)(the “Termination Date”) of the Options or Awards that would otherwise have vested in the 12 month period following the Termination Date, and all Options or Awards that would have vested after such 12 month period following the Termination Date shall expire or be forfeited, as the case may be. All Options or Awards that have vested or become exercisable by such Participant shall be exercisable or receivable during the period which is the shorter of: (x) the remainder of the applicable Option Period (or other applicable vesting period in respect of Awards); and (y) 180 days after the Termination Date, after which period, such Options or Awards may no longer vest or be exercised and will be deemed to be forfeited, as the case may be; or

(ii)	any reason other than those specified in item (i) (A) to (D), inclusive, then the Options and Awards that have vested (but not yet expired) before the Termination Date shall be exercisable or receivable, as the case may be, during the period which is the shorter of: (x) the remainder of the applicable Option Period (or other applicable vesting period in respect of Awards), and (y) 90 days after the Termination Date, after which period, the Options and/or Awards may no longer be exercised and will be deemed to be forfeited, as the case may be.

Any Options, and if applicable Awards, that have not vested before the Termination Date shall expire on the Termination Date.
22.	Amendment of the Plan
(a)	The Committee may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:
I.	be made without obtaining any required regulatory approvals; or

II.	adversely affect the rights of any Optionee or holder of an Award who holds an Option or Award at the time of any such amendment, without the consent of the Optionee or Award holder.
(b)	The Committee may from time to time, in the absolute discretion of the Committee and without shareholder approval, make the following amendments to the Plan or any Option or Award granted under the Plan:
I.	an amendment to the purchase price of any Option or Award, unless the amendment is a reduction in the purchase price of an Option or Award held by an Insider;

II.	an amendment to the date upon which an Option or Award may expire, unless the amendment extends the expiry of an Option or Award held by an Insider;

III.	an amendment to the vesting provisions of the Share Option Plan and Other Awards Plan and any Option Agreement or Award Agreement granted under the Plan;

IV.	an amendment to provide a cashless exercise feature to an Option or the Share Option Plan, provided that such amendment ensures the full deduction of the number of underlying Common Shares from the total number of Common Shares subject to the Share Option Plan;

V.	an addition to, deletion from or alteration of the Plan or an Option or Award that is necessary to comply with applicable law or the requirements of any regulatory authority or the Stock Exchange;

VI.	any amendment of a “housekeeping” nature, including, without limitation, amending the wording of any provision of this Share Incentive Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Share Incentive Plan that is inconsistent with any other provision of this Share Incentive Plan, correcting grammatical or typographical errors and amending the definitions contained within this Share Incentive Plan respecting the administration of the Share Incentive Plan,

VII.	any amendment respecting the administration of this Share Incentive Plan, and

VIII.	any other amendment that does not require shareholder approval under Section 22(c).

(c)	Shareholder approval will be required for the following amendments to the Plan:
I.	any increase in the number of Common Shares reserved for issuance under the Plan;

II.	any reduction in the purchase price or the extension of the expiry of an Option or Award held by Insiders;

III.	any change which would materially modify the requirements as to eligibility for participation in the Plan.
23.	Governing Law
This Plan is established under the laws of Ontario and the rights of all parties and the construction and effect of each provision of this Plan shall be according to the laws of Ontario and the laws of Canada applicable in Ontario.
24.	Government Regulation
The Company’s obligation to issue and deliver Common Shares under any Option or Award is subject to:
(a)	the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Common Shares to listing on any stock exchange in Canada or the United States on which Common Shares may then be listed; and

(c)	the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.
In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on a stock exchange in Canada or the United States on which the Common Shares are then listed.
Approvals
This Plan shall be subject to shareholder approval and acceptance by the Stock Exchange in compliance with all conditions imposed by the Stock Exchange. Any Awards or Options granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no Options or Awards may be exercised unless such acceptance is given and such conditions are complied with.
DATED February 22, 2007